SOUND SHORE FUND, INC.

CERTIFICATE OF SECRETARY

I, Shanna Sullivan, do hereby certify that I am the duly appointed, qualified and acting Secretary of Sound Shore Fund, Inc. (the “Fund”), a Maryland corporation. I hereby further certify that, the resolutions set forth below have been duly adopted, and remain in full force and effect, by the Board of Directors of the Fund at a Regular Meeting of the Board of Directors held on April 22, 2008:

RESOLVED, that fidelity bond coverage for the Fund in the amount of $1,900,000 is appropriate and that the premium is reasonable in amount; and be it further

RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized to execute and deliver such documents, pay such premiums and make such filings as may be necessary to renew the fidelity bond coverage contemplated hereby or as may be necessary to effect any subsequent increase in the amount of fidelity bond coverage in accordance with the Investment Company Act of 1940 and the rules thereunder.

Dated as of July 9, 2008

By:	/s/ Shanna Sullivan
Shanna Sullivan
Secretary